UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Benchmark Electronics, Inc. 3000 Technology Drive Angleton, TX 77515 Main: (979) 849-6550 Fax: (979) 848-5294 www.bench.com

Subject:  Voting Your Shares at the 2016 Annual Meeting

To All 401(k) Plan Participants:

As you know, a Benchmark shareholder, Engaged Capital, recently launched what is referred to as a “proxy contest” to replace three members of the Company’s Board of Directors with their own nominees.

The Company’s 2016 Annual Meeting of Stockholders is scheduled for May 11, 2016 – just a few weeks from now.  As such, I wanted to provide information for those of you who own shares and would like to know how you can vote your shares with management FOR Benchmark’s directors.

This communication is being directed to you by Benchmark because you are an employee or former employee of Benchmark.  In previous years, employee shareholders have only received one set of proxy voting materials from Benchmark. This year, however, shareholders will receive multiple sets of proxy voting materials from the Company and may receive materials from Engaged Capital as well.  If you would like to support the incumbent directors on the Benchmark Board, please take a moment to review the instructions below.

●
Benchmark’s proxy materials contain the WHITE proxy card or voting instruction form. To vote with management, use the Company’s WHITE proxy card or voting instruction form to vote FOR the Benchmark Board’s eight nominees.

●	If you hold shares in more than one account, you may receive separate WHITE proxy cards or voting instruction forms for each account. It is very important that you submit a vote for each account in which you hold shares.

●	Engaged Capital’s proxy materials contain the blue proxy card or voting instruction form. If you intend to vote with management, it is important that you discard the blue proxy card.

●	If you vote on Engaged Capital’s blue proxy card or voting instruction form, it will cancel any WHITE proxy card or voting instruction form you previously submitted for those shares.

●	Importantly, only the latest proxy card that you submit will count.

Any votes you cast with respect to shares held through Benchmark’s 401(k) plan are entirely your decision and will remain confidential from management.

Leading up to our Annual Meeting, we have mailed a series of letters to all shareholders (including employees) detailing the significant progress made under the leadership of the Board and management team.

As we approach the meeting, Benchmark shareholders (including employees) will continue to receive mailings and letters from the Company and possibly from Engaged Capital. This is standard procedure in proxy contests, and I hope you will not let the mailings or the upcoming shareholder vote be a distraction.  Your Board and management team are counting on you to remain focused on your day-to-day responsibilities as we continue to execute on our strategy, deliver the first-rate products and services our customers have come to expect from Benchmark and effectively and efficiently drive the Company’s continued growth.

If you have any questions or need assistance voting or have lost your materials, please call MacKenzie Partners, Inc., the proxy solicitor assisting us with the Annual Meeting, toll-free at (800) 322-2885.

Thank you for your continued hard work and dedication – your contributions help make Benchmark the great company it is today.

Sincerely,

Gayla J. Delly
President and Chief Executive Officer

This communication is not investment advice and is being directed to the 401(k) plan participants by the Board of Directors of Benchmark in its capacity as an employer of the 401(k) plan participants and not in its capacity as a fiduciary.

Additional Information and Where to Find It
Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in   the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.